UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION RE QUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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IMPORTANT NOTICE REGARDING

EMERALD GROWTH FUND

Dear Advisor,

Please take a minute to read this letter.

As you may know, Emerald Mutual Funds Advisors Trust (“Emerald”), the investment adviser of the Emerald Growth Fund (the “Fund”), a series of Financial Investors Trust (the “Trust”), has been seeking shareholder approval to modify the Fund’s fundamental investment restriction regarding industry limitation (the “Industry Limitation”). If approved, the limitation that the Fund will not purchase securities that would cause the percentage of the value of the Fund’s total assets to be invested in the securities of one or more issuers conducting their principal business activities in the same industry or group of industries (excluding the U.S. Government and its agencies and instrumentalities) will be increased from 15% to 25% (the “Proposal”).

At a meeting of the Board of Trustees of the Trust (the “Board”) held in December 2020, Emerald discussed with the Board its belief that the current Industry Limitation for the Fund prevents the Fund from being as fully invested as the Fund’s portfolio managers recommend. After consideration, the Board agreed that it would be in the best interests of the Fund and its shareholders to modify the Industry Limitation. In addition to the approval of the Board, the Proposal requires shareholder approval.

In January 2021, the Fund began soliciting shareholder votes with respect to the Proposal. To approve the Proposal, at least 50% of the outstanding shares of the Fund must be present or be represented by proxy at the shareholder meeting. After initial success in garnering shareholder participation, to date the Fund has not reached the level of shareholder participation needed in order to pass the Proposal.

In June 2021, Emerald met once again with the Board to consider next steps with respect to the Proposal. At that meeting, the Board determined to set a new record date of the close of business on June 16, 2021 (the “Record Date”) for determining those shareholders entitled to vote at the adjourned shareholder meeting.

What is happening?

The Fund is continuing to solicit votes from shareholders of the Fund in an effort to reach the level of shareholder participation required to approve the Proposal. The shareholder meeting was adjourned to September 14, 2021 at 10:00 am MT and will be held via telephone. Proxy materials were mailed to shareholders on or about July 6, 2021.

What will my clients receive?

Your clients should have received a condensed proxy package which includes information about the adjourned shareholder meeting date, supplemental proxy information, and a proxy card. If your client has already provided a proxy to the Fund based on the original record date of December 9, 2020, and elects not to change that vote, there is nothing we need from them with respect to shares held as of the prior record date. However, if your client has not voted with respect to the Proposal, or has purchased additional shares of the Fund since the prior record date, we ask that you reach out to them in hopes of gaining their participation. The Board recommends that shareholders vote “FOR” the Proposal, however, even if your client casts a vote to Abstain, which is neither “FOR” nor “AGAINST” the Proposal, but counts towards the Fund reaching the required level of shareholder participation, it would be a great help to the Fund. All voting instructions will be detailed on the proxy card they receive.

1290 Broadway, Suite 1000 Denver, CO 80203

REGNOBO

If you or your clients have any questions you can reach the advisors to the fund, Dan Moyer, Elliot Foster or John Smith at (717) 556-8900.Our proxy advisor AST Fund Solutions can be reached at (877) 679-4107.

OBO